SALES REPRESENTATION AGREEMENT

THIS AGREEMENT is made and entered into effective the 1st day of April, 2000 (the "Effective Date"), between

Autovia, a Delaware corporation (hereinafter called "Autovia"), and

Grant Automotive Group, Inc., a corporation formed under the laws of Canada (hereinafter called "Representative").

The parties agree as follows:

  Appointment, Territory and Products.

    Autovia hereby appoints Representative for the term of this Agreement, and Representative hereby agrees to act for Autovia, as Autovia's exclusive representative in Canada (the "Territory") for Autovia's Products (as hereinafter defined), subject to all of the terms and conditions of this Agreement. Except as expressly allowed by Autovia in writing, Representative agrees not to solicit orders, procure orders or otherwise act as Autovia's representative with respect to any Products or establish or allow any office to do so unless such office is located within the Territory.

    Products. The products covered by this Agreement ("Products") are Autovia's products and the accompanying services intended for the automotive aftermarket, (described in Exhibit A attached hereto). Autovia reserves the right to change prices or change or modify the design or functionality of or discontinue any of the Products at any time.

  Compensation, Expenses, and Reports.

    Commission. In consideration for the covenants of Representative contained herein, Autovia will pay Representative a 10% commission of the Revenues actually collected by Autovia and not subject to refund or other contingency. "Revenues" are amounts payable to Autovia (net of taxes, duties and similar amounts) which are generated by transactions between "Customers" (Canadian distributors who sign up to the Network through Representative) and buyers of auto parts on the Network.

    Monthly Marketing Fee. Upon the execution of this Agreement and for one year henceforth, Autovia will pay Representative a marketing fee of $6,500 USD per calendar month ("Monthly Marketing Fee") provided that Representative devotes the resources of at least one sufficiently qualified full-time employee to the performance of the obligations set forth herein. Upon completion of the first year of the term of this Agreement, Representative will not be entitled to and Autovia will not continue to pay the Monthly Marketing Fee, but subject to the terms and conditions of this Agreement, Representative shall continue to earn Commissions as set forth in Section 2.a.

    Recoverable Expenses. Autovia shall reimburse Representative for trade show exhibit fees provided that Representative obtains prior written authorization from Autovia for such fees. Autovia may reimburse Representative for reasonable expenditures made on Autovia's behalf arising out of special circumstances, provided that Representative obtains prior written authorization from Autovia for such expenditures. Representative shall be responsible for expenses incurred in the normal course of business.

    General Sales Tax. The parties agree that no General Sales Tax ("GST") should properly be due on the services performed for Autovia by Representative because Autovia maintains no presence in Canada. Representative agrees not to take any actions that would cause General Sales Tax to be applicable to the services of Representative, unless Representative is unable to perform its obligations under this Agreement without so acting. Notwithstanding the foregoing, in the event that General Sales Tax ("GST") is or becomes applicable to the commissions paid to Representative, Autovia shall add to the amount of the commission paid an additional seven percent of the commission to cover the GST. Such tax payments are refundable to Autovia upon registration with Revenue Canada, Excise, and completion of a GST return. Representative's GST registration number is R 102-174-364. Manufacturer shall include this number on each commission statement where GST is applicable, if any, in the portion indicating the amount of the GST.

    Status Reports. Each month, by the fifteenth day of the month, Representative shall submit to Autovia a written report of activity ("Status Report") for the immediately preceding month ("Reported Month"). The Status Report shall include: (i) good faith forecasts and status reports on its efforts and anticipated orders and (ii) statement of reimbursable expenditures made on Autovia's behalf during the Reported Month with accompanying receipts and other applicable documentation. Representative shall also provide informal updates in accordance with Autovia's Sales Policies and Procedures (as set forth in Exhibit B attached hereto). Autovia may reasonably request information concerning potential or actual Customers, business volumes, financial information and operating plans.

    Commission Statements. Each month, by the last day of the month, Autovia shall submit to Representative a report of activity ("Commission Statement") for the immediately preceding month ("Reported Month"). The Commission Statement shall include the following with respect to the Reported Month: list of all invoices sent to Customers in the Territory, statement of Revenue collected, statement of commissions due to Representative, added GST and (which shall be calculated as set forth above in Section 2.a), and which shall include invoice number, Customer name, total commissions and charge-backs for each order. Commission Statements shall be accompanied by the compensation due Representative, which shall include the Monthly Marketing Fee (only in the first twelve months of the Term), the commissions due on Revenue collected, and any other reimbursement due for Expenses as set forth in Section 2.c. If the parties elect to transfer payment electronically, the report shall include an itemized statement of payment transferred electronically for the Reported Month.

    Performance Goals. Autovia and Representative hereby express their mutual intention that, under this Agreement, effective the day after the first anniversary of the Effective Date, and thereafter for the term of this Agreement, Autovia shall receive a specified number of orders for the Product ("Representative Orders"), and/or Representative shall generate a specified Revenue level (such numbers and/or levels shall be hereinafter referred to as "Performance Goals"). The Performance Goals shall be consistent, under the circumstances, with Autovia's internal goals for its direct sales force. The parties shall negotiate reasonably and in good faith to execute documents reflecting the Performance Goals before the first anniversary of the Effective Date. If the parties have not executed such documents by 90 days after the first anniversary of the Effective Date, Autovia may terminate this Agreement upon thirty (30) days' written notice, and neither party shall have any further rights or obligations to the other, except that Sections 7, 8, 9, and 10 shall be fully enforceable and shall survive termination of this Agreement.

  Warranty Disclaimer. AUTOVIA MAKES NO WARRANTIES TO REPRESENTATIVE WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

  Relationship of Parties. The parties hereto expressly understand and agree that Representative is an independent contractor in the performance of each and every part of this Agreement and is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith and for any and all claims, liabilities or damages or debts of any type whatsoever that may arise on account of Representative's activities, or those of its employees or agents in the performance of this Agreement. Representative has no authority, right or ability to bind or commit Autovia in any way (including, without limitation, by accepting orders) or sell any Products and will not attempt to do so or imply that it may do so. Autovia is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Representative, nor with Representative's employment of other persons or incurring of other expenses. Except as expressly provided herein, Autovia shall have no right to exercise any control whatsoever over the activities or operations of Representative.

  Responsibilities of Representative. Representative's duties hereunder are as follows:

    Representative shall use diligent efforts to successfully promote, solicit orders for and procure orders for the Products within the Territory on a continuing basis, shall comply with good business practices, with all of Autovia's Sales Policies and Procedures, and all applicable laws and regulations, and shall diligently perform all other duties as mutually agreed upon herein. In its efforts, Representative will use Autovia's then current names for the Products (but will not represent or imply that it is Autovia or is a part of Autovia and will obtain Autovia's prior approval of any such use) and will not add to, delete from or modify any sales or marketing documentation or forms provided by Autovia except with the prior written consent of Autovia. Representative will not otherwise use or register (or make any filing with respect to) any trademark, name or other designation relevant to the subject matter of this Agreement anywhere in the world. Representative will not contest anywhere in the world the use by or authorized by Autovia of any trademark, name or other designation relevant to the subject matter of this Agreement or application or registration therefor, whether during or after the term of this Agreement.

    Representative shall commit at least one sufficiently qualified full-time employee to the performance of its duties as mutually agreed upon herein and shall take advantage of training programs offered by Autovia for such employee(s).

    Representative shall keep Autovia informed as to any problems encountered with the Products and as to any resolutions arrived at for those problems, and shall communicate in its Status Reports to Autovia any modifications, design changes or improvements of the Products suggested by any entity or person solicited by or making inquiries of Representative or by any employee or agent of Representative. Representative further agrees that Autovia shall have and is hereby assigned any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the Products, without the payment of any additional consideration therefore either to Representative, its employees or agents, or to any Customer of Representative.

    Representative understands that Autovia is not bound to any price (whether or not on the then-current pricing documentation) with respect to an order until it has accepted such order and Representative will not imply or represent anything to the contrary to any person or entity; in any event Autovia will not be liable to Representative for and Representative will have no rights with respect to any price change (whether before or after acceptance of an order) or any other matter with respect to the dealings between Autovia and Customers of Representative.

    During the term hereof, Representative shall not market, promote, sell, lease, solicit or procure orders for or otherwise represent any product in competition with any of the Products in the Territory and shall conduct its business in a manner which favorably reflects upon the Products.

    Representative warrants and represents to Autovia that neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects Autovia's proprietary rights under, any law or regulation of any organization, country, group of countries or political or governmental entity located within or including all or a portion of the Territory. Representative will take no action inconsistent with the foregoing warranty and will indemnify Autovia from any and all losses, damages, claims, settlements, attorneys fees and other expenses incurred by Autovia which arise due to any allegation or action of any person or entity inconsistent with the foregoing warranty. The failure by Representative to comply with any of its obligations as set forth in this Section 4 shall constitute a breach of this Agreement and shall entitle Autovia to give notice to Representative requiring it to cure such breach. If any such breach is not cured within thirty (30) days after such notice is given, this Agreement shall, at Autovia's option, terminate immediately in accordance with Section 7.a (3) hereof.

  Duties of Autovia. Autovia shall have the following responsibilities during the term of this Agreement:

    Autovia shall provide Representative with applicable Product samples, accompanying documentation, and printed marketing materials for the Products.

    Autovia shall inform Representative within a reasonable time of any changes in the Products, the prices, and marketing and sale documentation.

    Autovia shall indemnify Representative, its shareholders, directors, officers, employees and agents against all costs, liabilities, damages, losses and expenses (including reasonable attorney's fees and expenses) to the extent arising out of any third party demand, claim or action arising out of the use of, or defect in, the Product, provided that (i) Autovia's indemnity obligation shall not extend to any claim which arises out of any misrepresentation by Representative or any other failure by Representative to comply with the terms and conditions of this Agreement, (ii) Autovia is promptly notified in writing of any third party claim, (iii) Autovia shall have the sole control of the defense and/or settlement thereof, and (iv) Representative furnishes to Autovia, at Autovia's request and expense, information reasonably available to Representative for such defense.

    Autovia agrees not to solicit, invite, or encourage any employee or consultant of Representative to leave his or her employment with Representative for any reason, during the term of this Agreement and during the eighteen-month period following termination.

    Autovia shall have no obligation whatsoever to accept any order and may reject any order in its sole discretion. Representative shall have no rights under any order or agreement arising therefrom.

  Termination. Unless terminated earlier as provided herein, this Agreement shall have a term commencing on the Effective Date and ending on the third anniversary of the Effective Date. The Agreement may be renewed for up to three additional one year terms by written agreement of the parties executed and delivered at least ninety (90) days prior to the expiration of the term then in effect. Representative understands that after the date specified above, it shall have no right whatsoever to continue as Autovia's representative of Products regardless of any undocumented continuation of the relationship with Autovia.

    This Agreement may be terminated by Autovia for cause immediately upon the occurrence of any of the following events:

      If Representative ceases to do business, or otherwise terminates its business operations or if there is a material change in control of Representative; or

      If Representative shall fail to secure or renew any license, permit authorization or approval for the conduct of its business in any significant county or area of the Territory, or if any such license, permit, authorization or approval is revoked or suspended; or

      If Representative breaches any provision of this Agreement and (except in the case of a compromise of Proprietary Information where termination shall be effective immediately upon notice) fails to fully cure such breach within thirty (30) days or such longer time as is provided herein of written notice from Autovia describing the breach; or

      If Representative shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Representative; or

      If the parties have failed to execute documents reflecting the Performance Goals by ninety (90) days from the first anniversary of the Effective Date, Autovia then provides thirty (30) days' written notice of termination, and the parties fail to execute such documents within the notice period; or

      If, in the second or third year of the term of this Agreement, or during any renewal term, the level of Revenues during any period falls short of the Performance Goals or if the rate of Revenues received is such that Autovia reasonably believes such Performance Goals will not be timely achieved; provided Autovia gives Representative at least thirty (30) days' written notice of termination.

    Autovia shall incur no liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by Representative arising from or incident to any termination of this Agreement by Autovia which complies with the terms of the Agreement whether or not Autovia is aware of any such damage, loss or expenses.

    Upon termination or expiration of this Agreement for any reason whatsoever, Representative (i) shall immediately discontinue any use of the name, logotype, trademarks or slogans of Autovia and the trade names of any of the Products, (ii) shall immediately discontinue all representations or statements from which it might be inferred that any relationship exists between Autovia and Representative and (iii) will cease to promote, solicit orders for or procure orders for Products (but will not act in any way to damage the reputation of Autovia or any Product). In addition, Representative shall immediately return to Autovia all catalogues and literature of Autovia then in possession of Representative.

    Upon termination of this Agreement by either party or naturally at the end of the term:

      All rights and licenses of Representative and all obligations of Autovia hereunder shall terminate, except rights to payments accrued prior to termination.

      Representative will immediately return to Autovia all Proprietary Information in Representative's possession, custody or control in whatever form held (including copies or embodiments thereof relating thereto) upon termination of this Agreement, or at any time or from time to time, upon written request by Autovia.

      Sections 7, 8, 9, and 10 of this Agreement shall remain in effect after termination (including, without limitation, the natural expiration hereof).

    Upon termination of this Agreement other than for a breach by Representative, Representative shall be entitled to continue receiving commissions in accordance with the terms of this Agreement, on any Representative Orders that are placed by Customers and accepted by Autovia within the three month period immediately after such termination or expiration, provided that Representative had made significant progress in obtaining such Representative Orders prior to such termination.

  Proprietary Information; Proprietary Rights.

    Representative acknowledges that, in the course of performing its duties under this Agreement, it may obtain information relating to Products and to Autovia which is of a confidential and proprietary nature ("Proprietary Information"). Such Proprietary Information may include, without limitation, computer codes, trade secrets, know-how, inventions, techniques, processes, programs, algorithms, schematics, data, customer lists, financial information and sales and marketing plans. Representative and its employees and agents shall, at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all such Proprietary Information, and shall not use such Proprietary Information other than in the course of its duties as expressly provided in this Agreement; nor shall Representative or its employees or agents disclose any such Proprietary Information to any person without Autovia's prior written consent. Representative acknowledges that any such Proprietary Information received by Representative shall be received as a fiduciary of Autovia. Representative shall not be bound by this Section 8.a. with respect to information Representative can document (i) at the date hereof has entered or later enters the public domain as a result of no act or omission of Representative or its employees, or agents or (ii) is lawfully received by Representative from third parties without restriction and without breach of any duty of nondisclosure by any such third party.

    Autovia and its licensors retain (i) all title and rights to any computer software contained in the Products, all copies and derivative works thereof (by whomever produced) and all related documentation and materials, (ii) all of their service marks, trademarks, trade names or any other designations (and notwithstanding anything else herein, Representative may not use Autovia's or licensor's names or any such mark or designation, even in advertising or marketing the Products, without the express written consent of Autovia) and (iii) all copyrights, patent rights, trade secret rights and other proprietary rights in the Products.

  Liability Limitation. EXCEPT FOR BODILY INJURY OF A PERSON, AUTOVIA WILL NOT BE LIABLE UNDER ANY SECTION OR SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY (I) INCIDENTAL OR CONSEQUENTIAL DAMAGES OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES.

  Miscellaneous.

    Neither this Agreement nor any right or obligation hereunder is capable of being assigned by Representative without the prior written consent of Autovia and any purported transfer or assignment will be void. Autovia may assign its rights and duties hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns (whether by operation of law, merger, change of control or otherwise) of the parties.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

    Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of Autovia and Representative.

    This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any dispute, controversy or claim arising under or relating to this Agreement shall be finally settled by arbitration in San Francisco County, California, USA. The award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction for execution. Notwithstanding any other provision in this Agreement, any party may seek preliminary injunctive relief from any court of competent jurisdiction.

    In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

    Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the parties to be notified or upon deposit with the United States Postal Service or the Canadian Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified (Attn: President) at the address indicated for such party on the signature page hereof, or at such other address as the party may designate by ten (10) days' advanced written notice to the other party.

    This Agreement is the sole agreement between the parties with respect to the subject matter hereof. This Agreement supercedes all prior agreements or discussions between the parties with respect to distribution, marketing and/or service of any products distributed by Autovia.

    Termination of this Agreement shall not be an exclusive remedy for breach of this Agreement and, whether or not termination is effected, all other remedies will remain available.

    Representative shall bind in writing its employees who have access to Proprietary Information to hold such information in confidence and not to disclose any Proprietary Information, or use any Proprietary Information except as expressly allowed herein.

BASIS OF BARGAIN - EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the date first above written.

AUTOVIA CORPORATION

By /s/ Vice President, Sales

Address: 7880 Alta Valley Drive
Sacramento, California 95832

GRANT AUTOMOTIVE GROUP, INC.

By /s/ Ian Grant

Title Chief Executive Officer

Address: 3992 Sunnycrest Drive
North Vancouver, B.C. V7K 3C9

EXHIBIT A

Products

The Autovia Network:

Connectivity as provided by Distributor Management Systems Providers to Autovia's web site and electronic catalog of automotive parts, connectivity to buyers of automotive parts through the Network, and telephone training and support during normal business hours provided by Autovia.

EXHIBIT B

SALES POLICIES AND PROCEDURES

Representative shall be guided by with the following policies and procedures in performing the obligations under this Agreement.

Sales Cycle Steps:

Initial call and PowerPoint Presentation (PPT) and collect Product Line card from Distributor

Second PPT and possible live demo

Third presentation

Additional presentations

Contracts presentation

Contract follow-up

Sales Form completion with locations information

Pre-installation conference call

Id repair shop test accounts

Monitor catalog analysis issues

Installation escalation issues

Live day registration training

Responsibility for connecting all Distributor locations

Territory Management:

Maintain a prospect database

Maintain territory information and market readiness on corporate web site

Update Sales Force Automation tools and Clarify Database

Maintain relationship with Motors Representatives (who sign up independent repair shops to Network)

Maintain relationships with Distributor Management Systems Provider Sales Representatives

Maintain relationships with Automotive Associations and make presentations

Sales Administration:

Monthly business plans and forecasts (as set forth in Section 2. e of Agreement)

Informal weekly update of territory and market readiness reports

Informal weekly forecast for signed orders